Exhibit 99.1

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Eddie Northen, (404) 888-2242

ROLLINS BOARD OF DIRECTORS ANNOUNCES EXECUTIVE PROMOTIONS

ATLANTA, August 26, 2020 /PRNewswire/ -- The Rollins, Inc. (NYSE: ROL) Board of Directors today announced key appointments to further strengthen the Company’s Executive Leadership. Gary W. Rollins has been elevated by the Company’s Board of Directors to the Rollins Board Chairmanship. John Wilson, currently Rollins President and COO, will be promoted to the Company’s Vice Chairman. Jerry Gahlhoff will be promoted to President/COO of Rollins, Inc.

Wilson joined Orkin, a wholly owned subsidiary of Rollins, Inc. in 1996. He held various positions of increasing responsibility, including technician, sales inspector, branch manager, region manager, vice president and president of the Southeast Division before being name President of Orkin in 2009. Wilson will assist with critical Company projects at the direction of Chairman Gary W. Rollins, as well as coaching the Company’s new generation of leaders.

Gahlhoff came to Rollins in the HomeTeam acquisition in 2008 and has successfully managed several areas of the Company with increasing responsibility. He most recently led the Rollins Specialty Brands team of HomeTeam, Clark, Northwest, Western Pest, Waltham Pest, OPC pest control companies as well as the Rollins Human Resources department. This group of companies has grown tremendously under Jerry’s leadership since its formation in 2016.

“John and Jerry bring years of excellent experience and leadership to these new positions,” said Gary W. Rollins. “We are fortunate to have them assume a greater role in the direction and future of our Company.”

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its family of leading brands, Orkin, HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, The Industrial Fumigant Company, Trutech, Orkin Australia, Waltham Services, OPC Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in North America, South America, Europe, Asia, Africa, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.